Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Tejal Engman
	Phone:	202-774-3253
	E-mail:	tengman@washreit.com

WASHREIT COMPLETES PURCHASE OF NORTHERN VIRGINIA
TRANCHE OF VALUE-ADD MULTIFAMILY PORTOFLIO ACQUISITION

Washington, DC, April 30, 2019 - WashREIT (NYSE: WRE) has closed the previously announced acquisition of five garden-style multifamily assets located in Northern Virginia consisting of 1,685 units, for $379.1 million. These five properties represent the first tranche of WashREIT’s value-add multifamily portfolio acquisition, branded ‘Assembly.’
“We are pleased to be growing our Northern Virginia multifamily portfolio by 53% at a time when that region is poised to deliver strong economic growth fueled by a thriving technology sector," said Paul T. McDermott, President and CEO of WashREIT. “We look forward to capitalizing on Northern Virginia’s robust job growth prospects and its continued demand for quality, value-oriented rental housing on an even larger scale."
The completed acquisitions include: 205 Century Place, Alexandria, VA; 13690 Legacy Circle, Herndon, VA; 2511 Farmcrest Drive, Herndon, VA; 10519 Lariat Lane, Manassas, VA and 86 Heritage Way, NE, Leesburg, VA. The Company now owns a total of 4,861 multifamily units in Northern Virginia and total of 5,953 units in the Washington Metro region overall.
WashREIT expects to close the second tranche of the acquisition consisting of 428 units across two apartment communities in Montgomery County, Maryland during the second quarter of 2019 for $81.9 million, subject to the satisfaction of customary closing conditions.
The Company plans to match fund both tranches of the $461 million value-add multifamily acquisition through the disposition of select assets within its commercial portfolio, which is comprised of office and retail assets. WashREIT expects to provide further information upon entering into definitive agreements to sell assets. These planned commercial asset sales are in addition to the Company's previously contemplated dispositions.
In order to provide interim funding prior to completing the above-mentioned asset sales, WashREIT entered a $450 million unsecured term loan facility maturing in October 2019. The term loan has a six-month maturity, with a six-month extension option, and currently has an interest rate of LIBOR plus 100 basis points, based on the Company’s current unsecured debt ratings. Proceeds from the new term loan were used to fund the first tranche of the portfolio acquisition and the remaining funds will be used for the second tranche of the transaction.

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WashREIT owns and operates uniquely positioned real estate assets in the Washington D.C. market. Backed by decades of experience, expertise, and ambition, we create value by transforming insights into strategy and strategy into action. Our portfolio of 53 properties includes more than 6.1 million square feet of commercial space and 5,953 multifamily apartment units. Our shares trade on the NYSE and our company currently has an enterprise value of more than $3 billion. With a track record of driving returns and delivering satisfaction, we are a trusted authority in one of the nation’s most competitive real estate markets.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Washington REIT to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to the risks associated with the ownership of real estate in general and our real estate assets in particular; the risk of failure to complete contemplated acquisitions and dispositions; the economic health of the greater Washington Metro region; fluctuations in interest rates; reductions in or actual or threatened changes to the timing of federal government spending; the risks related to use of third-party providers and joint venture partners; the ability to control our operating expenses; the economic health of our tenants; the supply of competing properties; shifts away from brick and mortar stores to ecommerce; the availability and terms of financing and capital and the general volatility of securities markets; compliance with applicable laws, including those concerning the environment and access by persons with disabilities; terrorist attacks or actions and/or cyber-attacks; weather conditions and natural disasters; ability to maintain key personnel; failure to qualify and maintain our qualification as a REIT and the risks of changes in laws affecting REITs; and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2018 Form 10-K and subsequent Quarterly Reports on Form 10-Q. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to update our forward-looking statements or risk factors or risk factors to reflect new information, future events, or otherwise.

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